Foresite Capital Fund V, L.P. Foresite Capital Opportunity Fund V, L.P. 900 Larkspur Landing Circle, Suite 150 Larkspur, CA 94939	OrbiMed Private Investments VII, LP OrbiMed Genesis Master Fund, L.P. 601 Lexington Avenue, 54th Floor New York, NY 10022

November 22, 2023

Board of Directors

Theseus Pharmaceuticals, Inc.

314 Main Street

Suite 04-200

Cambridge, MA 02142

Re: Non-Binding Expression of Interest

Dear Members of the Board of Directors:

On behalf of (i) Foresite Capital Fund V, L.P., Foresite Capital Opportunity Fund V, L.P. and their affiliated investment funds and persons (collectively, “Foresite”) and (ii) OrbiMed Private Investments VII, LP, OrbiMed Genesis Master Fund, L.P. and their affiliated investment funds and persons (collectively, “OrbiMed” and together with Foresite “we” or “our”), we are writing to outline our intent to explore and evaluate a potential acquisition of all of the outstanding shares of common stock (the “Common Shares”) of Theseus Pharmaceuticals, Inc. (the “Company”) not already owned by Foresite or OrbiMed in a going-private transaction (a “Transaction”). As you know, Foresite currently beneficially owns approximately 12.6 % of the issued and outstanding Common Shares and OrbiMed currently beneficially owns approximately

40.1 % of the issued and outstanding Common Shares.

We believe that a Transaction can offer the Company’s shareholders a highly attractive opportunity to de-risk their investment by obtaining immediate liquidity and certainty of value, which can provide superior value to the Company’s shareholders. We expect to engage in communications and discussions with the Company, members of the Board of Directors (the “Board”), the Special Committee (as defined below) and management of the Company, other current or prospective shareholders of the Company, potential co-investors and financing sources (including current or potential investors in funds managed by Foresite or OrbiMed), investment and financing professionals, industry analysts and other knowledgeable industry or market observers and participants, and other interested parties regarding a potential transaction and/or the matters set forth in this letter (this “Letter”), and may exchange information with such persons pursuant to appropriate confidentiality or similar agreements.

We recognize that the Board will evaluate any proposal independently before it can make its determination whether to endorse the proposal. In addition, we expect that a special committee composed of independent and disinterested directors of the Company appointed by the Board (a “Special Committee”) will consider any and all of our proposals carefully and make a recommendation to the Board; we expect that the Special Committee will retain legal and financial advisors for assistance. Moreover, we will condition the consummation of any Transaction involving us upon the non-waivable condition requiring approval of the stockholders holding at least a majority of all the issued and outstanding Common Shares not held by us or our affiliates. We will not move forward with any Transaction unless it is approved by such Special Committee (with the assistance of its legal and financial advisors) and a majority of such unaffiliated stockholders. If the Special Committee does not recommend or the unaffiliated public stockholders of the Company do not approve a proposed transaction with us, such determination would not adversely affect our future relationship with the Company.

This Letter constitutes an expression of interest only, and we reserve the right to withdraw or modify it in any manner. This Letter does not include or constitute a binding offer to acquire the Company or any securities or assets of the Company, or a proposal of definitive terms for any transaction. Please be advised that we intend to promptly file Schedule 13D amendments, including a copy of this Letter, with the Securities and Exchange Commission.

* * * * *

Very truly yours,

FORESITE CAPITAL FUND V, L.P.

By: Foresite Capital Management V, LLC Its: General Partner

By:	/s/ Dennis Ryan
Name:	Dennis Ryan
Title:	Attorney-In-Fact

FORESITE CAPITAL OPPORTUNITY FUND V, L.P.

By: Foresite Capital Opportunity Management V, LLC Its: General Partner

By:	/s/ Dennis Ryan
Name:	Dennis Ryan
Title:	Attorney-In-Fact

OrbiMed Private Investments VII, LP

By:	OrbiMed Capital GP VII LLC, its General Partner

	By:	OrbiMed Advisors LLC, its Managing Member

		By:	/s/ Carl L. Gordon
			Name:	Carl L. Gordon
			Title:	Member

OrbiMed Genesis Master Fund, L.P.

By:	OrbiMed Genesis GP LLC, its General Partner

	By:	OrbiMed Advisors LLC, its Managing Member

		By:	/s/ Carl L. Gordon
			Name:	Carl L. Gordon
			Title:	Member